Exhibit 10.1

August 29, 2006

Mr. Perry Muller

President

Win-Eldrich Gold, Inc.

1530 South Street

Lincoln, Nebraska 68502

Re:	Ashdown Project LLC

Dear Perry:

As a follow-up to our meeting in Denver on August 23rd, this letter will confirm the agreements GPM and WEG have reached concerning certain interim or related matters:

1.            Pursuant to that certain February 5, 2004 letter agreement between WEG and GPM, GPM could incur $5,000,000 in expenditures on or for the benefit of the Ashdown Properties in order to earn an undivided 60% interest in the Ashdown Project. GPM has notified WEG that it has reached that $5,000,000 threshold and earned a 60% interest in the Ashdown Project. GPM has also continued to incur expenditures for the benefit of the Ashdown Project. The parties agree that WEG is responsible for 40% of those ongoing expenditures in excess of $5,000,000. WEG is in the process of reviewing the books and records provided to WEG by GPM to verify that GPM has reached that $5,000,000 threshold, and to verify the additional expenditures incurred by GPM thereafter. In the interim, WEG and GPM agree that WEG will pay to GPM, on or before August 31, 2006, by wire transfer pursuant to instructions made available by GPM, the amount of $550,000, which the parties have agreed will approximate WEG’s share (40%) of expenditures for the Ashdown Project (both incurred and anticipated) from July 1, 2006 through September 30, 2006.

2.            WEG agrees to complete its initial review of GPM’s expenditures as soon as is reasonably practicable, and in any event to forward any questions or comments concerning those expenditures to GPM not later than September 15, 2006, assuming those records are timely provided by GPM. The parties then agree to use their best efforts to resolve any issues as to the amount of expenditures incurred by GPM not later than September 30, 2006. If as a result of such review it is determined that 40% of the actual expenditures incurred by GPM in excess of $5,000,000 is greater or less than $550,000 (the “WEG Share”), then (i) GPM will promptly

Mr. Perry Muller

August 29, 2006

reimburse WEG for an amount equal to the difference between $550,000 and the WEG Share, if the WEG Share is less than $550,000, or (ii) WEG will promptly pay to GPM an amount equal to the difference between $550,000 and the WEG Share, if the WEG Share is greater than $550,000.

3.            WEG agrees to provide to GPM, as soon as is reasonably practicable, but not later than August 31, 2006, with copies of WEG’s accounting records pertaining to the costs it incurred in removing ore stockpiles from the Ashdown Properties, transporting those stockpiles to Phillipsburg, Montana, charges related to the toll milling of those stockpiles and other related expenses, and the revenues received by WEG for the molybdenum contained in those stockpiles. GPM agrees to complete its review of those records as soon as is reasonably practicable thereafter, but not later than September 15, 2006 (assuming those records are timely provided by WEG). The parties then agree to use their best efforts to agree upon the net revenues received by WEG for the ore from those stockpiles, not later than September 30, 2006. WEG agrees to pay GPM an amount equal to 60% of those net revenues at the same time as the payment made in paragraph 2 is made.

4.            The parties agree that a 5% management or overhead fee is appropriate for use in accounting for expenditures as outlined under paragraphs 2 and 3 above.

5.            The parties agree that all estimated and adjustment payments outlined in paragraphs 1, 2 and 3 will occur via direct wire transfer to the recipient after the final numbers from the two transactions are offset against one another to arrive at any net sum that may be due either party.

6.            The parties agree to use good faith efforts to have the Contribution Agreements and the Operating Agreement fully-negotiated, executed and delivered and the LLC incorporated as soon as is reasonably practicable, but not later than September 30, 2006.

7.            Each of WEG and GPM represents and warrants to the other that it has the full corporate power and authority to execute and deliver this letter agreement, and that all necessary corporate actions, including any required board of director or other approvals, required for the execution and delivery of, and performance under, this letter agreement, have been obtained or taken.

[INTENTIONALLY LEFT BLANK – SIGNATURE PAGE NEXT FOLLOWS]

Mr. Perry Muller

August 29, 2006

If WEG is in agreement with the foregoing, please so indicate by executing duplicate originals of this letter agreement, and returning one fully-executed original to my attention. Thank you very much for your ongoing cooperation.

Yours very truly,

GOLDEN PHOENIX MINERALS, INC.

_____________________________

David A. Caldwell, President

Accepted and agreed to this

29th day of August, 2006,

by Win-Eldrich Gold, Inc.

___________________________

Perry D. Muller, President